Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

March 25, 2020

among

INTERNATIONAL PAPER COMPANY,

The LENDERS From Time to Time Party Hereto

and

SUMITOMO MITSUI BANKING CORPORATION,

as Administrative Agent

SUMITOMO MITSUI BANKING CORPORATION,

as Sole Lead Arranger and Bookrunner

$750,000,000

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Page

SECTION 3.10 Investment Company Act	32
SECTION 3.11 Credit Agreements	32
SECTION 3.12 Hazardous Materials and Environmental Matters	32
SECTION 3.13 Full Disclosure	33
SECTION 3.14 Anti-Terrorism Laws and Sanctions	33
SECTION 3.15 Affected Financial Institution	33

ARTICLE IV

[INTENTIONALLY OMITTED]

ARTICLE V

CONDITIONS

SECTION 5.01 Effective Date	34
SECTION 5.02 Each Credit Event	35

ARTICLE VI

COVENANTS OF THE COMPANY

SECTION 6.01 Financial Statements	35
SECTION 6.02 Litigation	36
SECTION 6.03 Corporate Existence, Etc.	37
SECTION 6.04 Insurance	37
SECTION 6.05 Use of Proceeds	37
SECTION 6.06 Prohibition of Fundamental Changes	37
SECTION 6.07 Limitation on Liens	38
SECTION 6.08 Total Debt to Total Capital Ratio	40
SECTION 6.09 Minimum Consolidated Net Worth	40

ARTICLE VII

EVENTS OF DEFAULT

ARTICLE VIII

THE ADMINISTRATIVE AGENT

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices	46
SECTION 9.02 Waivers; Amendments	48
SECTION 9.03 Expenses; Indemnity; Damage Waiver	49
SECTION 9.04 Successors and Assigns	50
SECTION 9.05 Survival	53
SECTION 9.06 Counterparts; Integration	53
SECTION 9.07 Severability	53

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SCHEDULE I	–	Commitments
SCHEDULE II	–	Material Agreements
SCHEDULE III	–	Existing Liens

EXHIBIT A	–	Form of Assignment and Assumption
EXHIBIT B	–	Form of Borrowing Request
EXHIBIT C	–	Form of Interest Election Request
EXHIBIT D	–	Form of Promissory Note
EXHIBIT E	–	Forms of Officer’s Certificate
EXHIBIT F	–	Form of Notice of Loan Prepayment

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This CREDIT AGREEMENT (this “Agreement”), dated as of March 25, 2020, among INTERNATIONAL PAPER COMPANY, a New York corporation (the “Company” or the “Borrower”), the LENDERS party hereto, and SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent.

WHEREAS, the Company has requested that the Lenders (as hereinafter defined) make loans to the Company in an aggregate principal amount not exceeding $750,000,000 at any one time outstanding.

WHEREAS, the Lenders are prepared to make such loans upon the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans constituting such Borrowing, bearing interest at a rate determined by reference to the Base Rate.

“Adjusted Eurodollar Rate” means, for the Interest Period for any Eurodollar Rate Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of (i) (x) a rate based on clause (a) of the definition of “Eurodollar Rate” for such Interest Period multiplied by (y) the Statutory Reserve Rate for such Interest Period and (ii) 0.0%.

“Administrative Agent” means Sumitomo Mitsui Banking Corporation, in its capacity as Administrative Agent for the Lenders hereunder and any successor pursuant to Article VIII.

“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning assigned to such term in Section 9.01(b).

“Agreement” has the meaning set forth in the introductory section.

“Anti-corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Margin” means, for any day, (x) with respect to Base Rate Loans, 0.15% per annum and (y) with respect to Eurodollar Rate Loans, 1.15% per annum.

“Applicable Rate” means, for any day, with respect to the commitment fees payable hereunder, 0.15% per annum.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee pursuant to Section 9.04, in substantially the form of Exhibit A.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Recovery and Resolution Directive” means Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankruptcy Code” means title 11 of the United States Bankruptcy Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a fluctuating interest rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00% (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”, and (c) the Adjusted Eurodollar Rate for a one month Interest Period plus 1.00%; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest at a rate based on the definition of “Base Rate.”

“Basel III” means:

(a)    the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in June 2011 and December 2010, each as amended, supplemented or restated; and

(b)    any further guidance or standards published by the Basel Committee on Banking Supervision relating to the documents referenced in clause (a) of this definition.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory section.

“Borrowing” means (a) all ABR Loans made, converted or continued on the same date or (b) all Eurodollar Rate Loans that have the same Interest Period.

“Borrowing Request” means a request by the Borrower in accordance with Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) if such day relates to a Eurodollar Rate Loan or a Base Rate Loan bearing interest at a rate determined on the basis of the Adjusted Eurodollar Rate, that is also a day (other than a Saturday or Sunday) on which commercial banks are open for general business in London.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Change in Law” means (a) the adoption of any law, rule, treaty or regulation after the date of this Agreement, (b) any change in any law, rule, treaty or regulation or in the administration, implementation, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.14.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, such Lender’s commitment to make Loans hereunder in the amount set forth in Schedule I opposite such Lender’s name as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial aggregate amount of the Lenders’ Commitments are $750,000,000.

“Commitment Termination Date” means March 24, 2021.

“Communications” has the meaning assigned to such term in Section 9.01(b).

“Company” has the meaning assigned to such term in the introductory section.

“Consolidated Net Worth” means, as at any time, the sum of the following for the Company and its Consolidated Subsidiaries determined on a consolidated basis (without duplication) in accordance with GAAP:

(a)    the amount of capital stock; plus

(b)    the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); minus

(c)    the cost of treasury shares;

provided, however, the foregoing calculation shall not take into account any (i) impairment of goodwill arising under Accounting Standards Codification 350 regardless of whether such impairment arises prior to or after the date hereof and (ii) election to value any Indebtedness or other liabilities at “fair value,” as further described in Section 1.04(a).

“Consolidated Subsidiary” means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following:

(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Liability” has the meaning assigned to such term in Section 9.15.

“Covered Party” has the meaning assigned to such term in Section 9.16.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three (3) Business Days of the date required to be funded by it hereunder unless such Lender’s failure to fund such Loan is based on such Lender’s good faith determination that the conditions precedent to funding such Loan under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination, (b) notified the Company, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under (i) this Agreement or (ii) generally under other agreements in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is the subject of a good faith dispute, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans unless subject to a good faith dispute based on such Lender’s good faith determination that the conditions precedent to funding such Loan under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination, provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become subject to a Bail-In Action, unless, in the case of any Lender referred to in this clause (e) the Company and the Administrative Agent shall agree in writing that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in the case of each of (x) and (y), by a Governmental Authority or an instrumentality thereof.

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environment” means ambient air, indoor air, surface water, sediments, groundwater, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, or other governmental restrictions relating to pollution or the protection of the Environment or to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means:

(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent and the Borrower, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day; and

(c)    if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent and the Borrower in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate Loan” means a Loan that bears interest at the Adjusted Eurodollar Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Liability” means any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action, including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any taxes imposed on a Foreign Lender or the Administrative Agent as a result of such Lender’s or the Administrative Agent’s (in the event the Lender acting as the Administrative Agent is a Foreign Lender) failure to comply with FATCA and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax resulting from any law, rule, regulation or other requirement in effect at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.15(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

“FATCA” means Sections 1471 through 1474 of the Code, as in effect as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into between the United States and a non-U.S. jurisdiction in connection with any of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“Federal District Court” has the meaning assigned to such term in Section 9.09(b)(i)

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent. Notwithstanding the foregoing, in no event will the Federal Funds Rate be less than 0.00%.

“Foreign Jurisdiction” means any jurisdiction other than the United States of America, a State thereof, the District of Columbia or any political subdivision of any of the foregoing.

“Foreign Lender” means a Lender that is organized under the laws of a Foreign Jurisdiction.

“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.04, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality,

regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock of any corporation, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank to open a letter of credit for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Hazardous Materials” means any materials, substances, chemicals, wastes, constituents, compounds, pollutants, or contaminants, in any form, including crude oil, petroleum or petroleum distillates, asbestos, or asbestos-containing materials, regulated, or which can give rise to liability, under any Environmental Law.

“Impacted Loans” has the meaning assigned to such term in Section 2.12(a).

“Indebtedness” means, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; and (f) Indebtedness of others Guaranteed by such Person. Notwithstanding anything herein to the contrary, and solely for purposes of calculating the ratio of Total Debt to Total Capital set forth in Section 6.08, “Indebtedness” shall exclude all Nonrecourse Financial Liabilities of Special Purpose Entities as defined in the Company’s financial statements most recently delivered pursuant to Section 6.01 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.01(a) or (b), the most recent financial statements referred to in Section 3.02).

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on any payment made by or on account of the Borrower hereunder.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Index Debt” means senior, unsecured, long-term debt securities that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Information” has the meaning assigned to such term in Section 9.12(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06, substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower.

“Interest Payment Date” means the Maturity Date and (a) with respect to any ABR Loan, the last Business Day of March, June, September and December in each year, commencing with the first such day after the Effective Date and (b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period therefor and, in the case of any Interest Period for a Eurodollar Rate Loan that is more than three months long, each day prior to the last day of such Interest Period that occurs at intervals of three months after the first day of such Interest Period.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date that is one week or one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Borrowing Request, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in the next succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)    no Interest Period shall extend beyond the Maturity Date.

“IPISA” means International Paper Investments S.A., a French corporation.

“Kwidzyn” means International Paper - Kwidzyn sp. z o.o., a Polish joint stock company.

“Kwidzyn Entity” means (i) Kwidzyn, (ii) Kwidzyn France, as long as it holds no assets other than (A) interests in Kwidzyn, (B) cash and cash equivalents and (C) “political risk” insurance policies with respect to Kwidzyn, and (iii) International Paper Investments (Poland), Inc., a Delaware corporation, as long as it holds no assets other than (A) interests in and contracts with Kwidzyn, (B) unless Kwidzyn France is not then a Kwidzyn Entity, interests in Kwidzyn France and (C) cash and cash equivalents.

“Kwidzyn France” means Celouse et Papiers de Pologne, S.A., a French corporation.

“Lead Arranger” means Sumitomo Mitsui Banking Corporation, in its capacity as sole lead arranger and bookrunner in respect of the credit facility hereunder.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBOR” when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans constituting such Borrowing, bearing interest at a rate determined by reference to the Eurodollar Rate.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Company or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement and any promissory notes executed and delivered pursuant to Section 2.08(f).

“Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01 of this Agreement.

“Margin Stock” means margin stock within the meaning of Regulations U and X.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on, the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

“Material Subsidiary” means any Subsidiary of the Company (other than any Special Purpose Entity, or equivalent term, as defined in the Company’s financial statements most recently delivered pursuant to Section 6.01 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.01(a) or (b), the most recent financial statements referred to in Section 3.02)) (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 6.01 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.01(a) or (b), the most recent financial statements referred to in Section 3.02), contributed greater than ten percent (10%) of consolidated revenues for such period or (ii) which contributed greater than ten percent (10%) of Total Assets as of such date; provided that, if the aggregate amount of consolidated revenues or Total Assets attributable to all Subsidiaries that are not Material Subsidiaries exceeds twenty percent (20%) of consolidated revenues for any such period or twenty percent (20%) of Total Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten days after delivery of the most recent financial statements pursuant to Section 6.01, the Administrative Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries until, with respect to any such Subsidiary, (x) (i) such Subsidiary no longer needs to constitute a “Material Subsidiary” in order for the requirements in this proviso to be satisfied or (ii) the circumstances described in this proviso are no longer applicable and (y) the Company shall have notified the Administrative Agent of the foregoing.

“Maturity Date” means the Commitment Termination Date (and if such date is not a Business Day, then the next preceding Business Day).

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“MNPI” has the meaning assigned to such term in Section 9.01(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA.

“New York Courts” has the meaning assigned to such term in Section 9.09(b)(i).

“New York Supreme Court” has the meaning assigned to such term in Section 9.09(b)(i).

“Notice” has the meaning assigned to such term in Section 9.01(b).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Other Taxes” means any and all present or future stamp, registration, filing, court or documentary Taxes or any other excise or property Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, excluding any stamp duty, registration tax or other similar Taxes payable in respect of any assignment or transfer by a Lender of its rights and/or obligations under this Agreement (other than an assignment at the Borrower’s request pursuant to Section 2.18).

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permits” has the meaning assigned to such term in Section 3.12(a)(i).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit or other plan established or maintained by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Platform” has the meaning assigned to such term in Section 9.01(b).

“Private Sider Communications” has the meaning assigned to such term in Section 9.01(c).

“Private Siders” has the meaning assigned to such term in Section 9.01(c).

“Project Assets” has the meaning assigned to such term in Section 6.07(h).

“Project Indebtedness” means (i) Indebtedness of any Kwidzyn Entity, (ii) Indebtedness of the Company, IPISA or International Paper S.A., a French corporation, that constitutes Indebtedness of such Person due solely to the pledge, on a non-recourse basis, by such Person of Indebtedness or capital stock of any Kwidzyn Entity held by such Person to secure Indebtedness of any Kwidzyn Entity to any other Person or Persons or (iii) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or development of Project Assets (as defined in Section 6.07(h)); provided in the case of this clause (iii) that (x) such Indebtedness is non-recourse to any other assets and (y) the aggregate principal amount of such Indebtedness may at no time exceed $200,000,000.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Sider Communications” has the meaning assigned to such term in Section 9.01(c).

“Public Siders” has the meaning assigned to such term in Section 9.01(c).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.16.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulations U and X” means, respectively, Regulations U and X of the Board (or any successor), as the same may be amended or supplemented from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment, or from, into or through any building or structure.

“Removal Effective Date” has the meaning assigned to such term in the sixth paragraph of Article VIII.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower, and solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01(a), the secretary or any assistant secretary of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Loans at such time.

“S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc.

“Sanctions” has the meaning assigned to such term in Section 3.14.

“Statutory Reserve Rate” means, for the Interest Period for any Eurodollar Rate Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, as to any Person, (a) any corporation in which such Person and/or one or more Subsidiaries of such Person shall have an ownership interest representing at least a majority of the outstanding shares of stock whose class or classes have by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (whether directly or indirectly) or (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an ownership interest representing more than 50% of the ordinary voting power. “Wholly Owned Subsidiary” means any Subsidiary of which all of such shares or ownership interests, other than (in the case of a corporation) directors’ qualifying shares, are owned or controlled by such Person and/or one or more Wholly Owned Subsidiaries of such Person.

“Supported QFC” has the meaning assigned to such term in Section 9.16.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Tangible Assets” means, at any time, Total Assets minus the sum of the items identified in clause (c) of the definition in this Section 1.01 of the term “Tangible Net Worth.”

“Tangible Net Worth” means, as at any time, the sum of the following for the Company and its Consolidated Subsidiaries determined on a consolidated basis (without duplication) in accordance with GAAP:

(a)    the amount of capital stock; plus

(b)    the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); minus

(c)    the sum of the following: cost of treasury shares and the book value of all assets of the Company and its Consolidated Subsidiaries which should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, and any write-up in the book value of assets resulting from a revaluation thereof subsequent to December 31, 2003 (other than any write-up, at the time of its acquisition, in the book value of any asset acquired subsequent to December 31, 2003).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges and similar fees, assessments or withholdings imposed by any Governmental Authority, including any interest, penalties or additions to tax applicable thereto.

“Total Assets” means, at any time, the total assets of the Company and its Consolidated Subsidiaries at such time determined on a consolidated basis (without duplication) in accordance with GAAP. Notwithstanding anything herein to the contrary, Total Assets shall exclude Financial Assets of Special Purpose Entities as defined in the Company’s financial statements most recently delivered pursuant to Section 6.01 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.01(a) or (b), the most recent financial statements referred to in Section 3.02).

“Total Capital” means, at any date, Consolidated Net Worth plus Total Debt each determined as of such date.

“Total Debt” means, at any time, the aggregate outstanding principal amount of all Indebtedness of the Company and its Consolidated Subsidiaries at such time determined on a consolidated basis (without duplication) in accordance with GAAP.

“Transactions” means, collectively, (a) the execution, delivery and performance of this Agreement and the borrowings hereunder and (b) the payment of all fees, commissions and expenses in connection with the foregoing.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms and certain affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.16.

“Wholly Owned Subsidiary” has the meaning assigned to such term in the definition of “Subsidiary.”

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Rate Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Rate Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment set forth herein), (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms and Determinations.

(a)    Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (x) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any of its Subsidiaries at “fair value,” as defined therein, and (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (ii) the accounting for operating leases and capital leases under GAAP as in effect on December 12, 2016 (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capital Lease Obligations and (iii) the accounting principles with respect to balance sheet offsetting under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 210) shall apply for purposes of determining compliance with the provisions of this Agreement.

(b)    Descriptions of Material Variations. The Company shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 6.01 a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of paragraph (a) above and reasonable estimates of the difference between such statements arising as a consequence thereof.

(c)    Changes of Fiscal Years. To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, the Company will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively, without giving prior notice of such change to each Lender and the Administrative Agent.

SECTION 1.05 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its stock at such time.

ARTICLE II

THE CREDITS

SECTION 2.01 The Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the aggregate amount of the Lenders’ Commitments as then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02 Loans and Borrowings.

(a)    Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for the failure of any other Lender to make Loans as required.

(b)    Type of Loans. Subject to Section 2.12, each Borrowing shall be constituted entirely of ABR Borrowings or of Eurodollar Rate Borrowings denominated in Dollars as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    Minimum Amounts; Limitation on Number of Borrowings. Each Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Rate Borrowings outstanding.

(d)    Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue as a Eurodollar Rate Borrowing, any Borrowing if the Interest Period requested therefor would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a borrowing of Loans during the Availability Period, the Borrower shall deliver irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Borrowing Request; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Borrowing Request. Each such Borrowing Request must be received not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, in the case of a Eurodollar Rate Borrowing, and not later than 8:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing, in the case of an ABR Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

   (i)    the aggregate principal amount of the requested Borrowing;

  (ii)    the date of such Borrowing, which shall be a Business Day;

 (iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Rate Borrowing;

 (iv)    in the case of a Eurodollar Rate Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

 (v)    the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, the Borrower will be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 [Intentionally Omitted].

SECTION 2.05 Funding of Borrowings.

(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the Borrowing Request.

(b)    Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing or Borrowings, the Administrative Agent may assume that such Lender has made such share of the Borrowing available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06 Interest Elections.

(a)    Elections by the Borrower. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Rate Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Rate Borrowing, may elect the Interest Period therefor, all as provided in this Section 2.06. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

(b)    Notice of Elections. To make an election pursuant to this Section 2.06, the Borrower shall deliver irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) an Interest Election Request; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of an Interest Election Request. Each such Interest Election Request must be received by the Administrative Agent not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed conversion to or continuation as a Eurodollar Rate Borrowing and not later than 12:00 noon, New York City time, one (1) Business Day before the date of the proposed conversion to an ABR Borrowing; provided that an Interest Election Request for a conversion of ABR Borrowings made on the Effective Date may be delivered at the same time as the Borrowing Request for such ABR Borrowing for a conversion to Eurodollar Rate Borrowings three (3) Business Days later.

(c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Rate Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Rate Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

If any such Interest Election Request requests a Eurodollar Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Notice by the Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    Failure to Elect; Events of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Rate Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Rate Borrowing with a one month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (A) no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing and (B) unless repaid, each Eurodollar Rate Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.07 Changes of Commitments.

(a)    Scheduled Termination. Unless previously terminated the aggregate amount of the Commitments shall terminate on the Commitment Termination Date.

(b)    Voluntary Termination or Reduction. The Company may at any time terminate or from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $15,000,000 or a larger multiple of $1,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the sum of the total Revolving Credit Exposures would exceed the total Commitments then in effect.

(c)    Notice of Voluntary Termination or Reduction.  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.07 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section 2.07(c) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)    Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.08 Repayment of Loans; Evidence of Debt.

(a)    Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loans made to the Borrower on the Maturity Date (or such earlier date on which the Loans become due and payable pursuant to Article VII).

(b)    Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by delivery of a Notice of Loan Prepayment of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c)    Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)    Maintenance of Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e)    Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.08 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)    Promissory Notes. Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit D. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the registered payee named therein (and, if requested by the Lender, its registered assigns).

SECTION 2.09 Prepayment of Loans.

(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing made to it in whole or in part, without premium or penalty (except for breakage costs as set forth in Section 2.14) subject to the requirements of this Section 2.09; provided that the aggregate amount of each such partial prepayment shall be an integral multiple of $1,000,000 and not less than $5,000,000 or such other lower integral multiples and minimum amounts as may be agreed between the Borrower and the Administrative Agent.

(b)    Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any optional prepayment to be made by it hereunder (i) in the case of prepayment of Eurodollar Rate Borrowing, not later than 11:00 a.m., New York City time, two Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest as required by Section 2.11, together with any amounts owing to Lenders under Section 2.14, and shall be made in the manner specified in Section 2.08(b).

SECTION 2.10 Fees.

(a)    Commitment Fee. The Company agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the earlier of the date such Commitment terminates and the Commitment Termination Date. Accrued commitment fees shall be payable on the last Business Day of each March, June, September and December in each year, commencing June 30, 2020 and on the earlier of the date the Commitments terminate and the Commitment Termination Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent. All fees payable pursuant to this Section 2.10(b) shall be computed on the basis of a year of 365 days (or 366 days in a leap year) for the actual number of days elapsed (including the first day but excluding the last day).

(c)    Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.11 Interest.

(a)    ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)    Eurodollar Rate Loans. The Loans constituting each Borrowing of a Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Adjusted Eurodollar Rate for the Interest Period for such Borrowing plus the Applicable Margin.

(c)    Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal, interest or premium (if any) on any Loan, 2.0% per annum plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other overdue amount, 2.0% per annum plus the non-default interest rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.11, payable upon demand.

(d)    Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.11 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e)    Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year); interest shall in each case be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted Eurodollar Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12 Alternate Rate of Interest.

(a)    If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (with respect to clause (i) above, “Impacted Loans”), or (ii) the Administrative Agent is advised by the Required Lenders that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed

Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the affected Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)    Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 2.12(a), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of Section 2.12(a), (2) the Administrative Agent notifies the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

SECTION 2.13 Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement or insurance charge) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate); or

(ii)    impose on any Lender or the London interbank market any other condition (other than Indemnified Taxes or Excluded Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender; or

(iii)    subject the Administrative Agent, any Lender or any other recipient of any payments hereunder to any Taxes on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes);

and the result of any of the foregoing shall be to increase the cost to such Person of making, continuing, converting into or maintaining any Loan to the Borrower (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Person hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Person, in Dollars, such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13, and setting forth in reasonable detail calculations of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Rate Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Rate Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.09(b) and is revoked in accordance herewith), or (d) the assignment of any Eurodollar Rate Loan other than on the last day of an Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

In the case of a Eurodollar Rate Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurodollar Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits from other banks in the eurocurrency market at the commencement of such period. The Borrower shall not be responsible for losses described in this Section 2.14 arising more than six (6) months prior to its receipt of notice of such determination by the respective Lender requesting compensation for such loss. Such notice, to be effective, shall be accompanied by a calculation of such losses in reasonable detail. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15 Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if the Borrower or other applicable withholding agent shall be required to deduct any Tax, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable by the Borrower shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.15) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or other applicable withholding agent shall make such deductions and (iii) the Borrower or other applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    Payment of Other Taxes by the Borrower. In addition (but without duplication), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender (without duplication), within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Foreign Lenders. Any Foreign Lender that is and remains entitled to an exemption from or reduction of withholding tax under the law of the United States of America, or any treaty to which the United States of America is a party, with respect to payments under this Agreement by the Borrower shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments by the Borrower to be made without withholding or at a reduced rate.

(f)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement (including any Excluded Taxes and Taxes arising as a result of the Lender’s failure to maintain a Participant

Register) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.15(f) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

SECTION 2.16 [Intentionally Omitted] .

SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without setoff, counterclaim or other deduction. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except that payments pursuant to Sections 2.13, 2.14, 2.15, 2.18(b) and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder (including commitment fees, payment required under Section 2.13, and payments required under Section 2.14) shall be made in Dollars.

(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each payment of a commitment fee under Section 2.10 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.07 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the

Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)    Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

(f)    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.13 or 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15, or if any Lender becomes a

Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payment pursuant to Sections 2.13 or 2.14) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts payable under Section 2.14 as a result of such assignment), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (x) the date on which the assignee Lender executed and delivered such Assignment and Assumption and/or such other documentation and (y) the time such Lender receives payment under clause (ii) above, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Lender (provided that the Borrower shall make no representation or warranty on behalf of such Lender in such Assignment and Assumption and/or such other documentation) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19 Defaulting Lenders. Notwithstanding any provision of this Agreement (including Section 2.17(c) or Section 2.17(d)) to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the daily amount of the Commitment of such Defaulting Lender pursuant to Section 2.10;

(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included, and such Defaulting Lender shall not be deemed to be a Lender, in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently in an adverse manner than other affected Lenders shall require the consent of such Defaulting Lender and (ii) any amendment or modification that increases, or extends the maturity of, such Defaulting Lender’s Commitment, or reduces the principal amount of, or rate of interest on, any Loans made by such Defaulting Lender, shall require the consent of such Defaulting Lender; and

(c)    any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.17 but excluding Section 2.18(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent in the following order of priority: (a) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (b) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; (c) third, if so determined by the Administrative Agent and the Company, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans required to be funded by such Lender under this Agreement; (d) fourth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (e) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that, with respect to this clause (e), if such payment is (x) a prepayment of the principal amount of any Loans which such Defaulting Lender has funded and (y) made at a time when the conditions set forth in Section 5.02 are satisfied, such payment shall be applied solely to prepay the Applicable Percentage of the outstanding principal amount of Loans of each non-Defaulting Lender prior to being applied to the prepayment of the Loans of such Defaulting Lender.

In the event that the Administrative Agent and the Company agree in writing in their discretion that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders and/or make such other adjustments as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, whereupon such Lender will cease to be a Defaulting Lender and any amounts held in the segregated account referenced above shall be distributed to such Lender, provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder in the status of Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders that:

SECTION 3.01 Corporate Existence. Each of the Company and its Material Subsidiaries: (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation (or, in the case of a Material Subsidiary that is not a corporation, is a partnership or other entity duly organized and validly existing under the laws of its jurisdiction of organization); (b) has all requisite legal power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

SECTION 3.02 Financial Condition. The Company has heretofore furnished to the Lenders the consolidated balance sheets of the Company and its Consolidated Subsidiaries as at December 31, 2017, December 31, 2018 and December 31, 2019 and the related consolidated statements of operations, cash flows and changes in common shareholders’ equity of the Company and its Consolidated Subsidiaries for the three fiscal years ended December 31, 2019, with the opinion thereon of Deloitte & Touche LLP. Such financial statements fairly present, in all material respects, the consolidated financial condition of the Company and its Consolidated Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods presented, all in accordance with GAAP. Neither the Company nor any of its Material Subsidiaries had on said dates any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates. Since December 31, 2019, there has been no event or condition that could result in a Material Adverse Effect.

SECTION 3.03 Litigation. The legal or arbitral proceedings, and proceedings by or before any Governmental Authority, now pending or (to the knowledge of the Company) threatened against the Company and/or any of its Material Subsidiaries will not, in the opinion of the General Counsel of the Company, result in imposition of liability or assessment against (including seizure of) property that would result in a Material Adverse Effect.

SECTION 3.04 No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Company or any of its Subsidiaries, or any applicable law or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, other than immaterial conflicts under contractual obligations.

SECTION 3.05 Corporate Action. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

SECTION 3.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by the Company of this Agreement or for the validity or enforceability thereof, except for approvals or consents that have been obtained prior to the Effective Date.

SECTION 3.07 Use of Loans. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of any Loan hereunder will be used to buy or carry, or to extend credit to others to buy or carry, any Margin Stock.

SECTION 3.08 ERISA. (i) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and (ii) have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions or scheduled payments in the ordinary course of business) which, when taken together with all other such liabilities incurred, would reasonably be expected to result in a Material Adverse Effect. The Borrower represents and warrants as of the Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments

SECTION 3.09 Taxes. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other tax returns required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries except (i) for those being contested in good faith and for which adequate reserves have been established in accordance with GAAP or (ii) to the extent that such failure to file or pay such taxes would not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Material Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate. If the Company is a member of an affiliated group of corporations filing consolidated returns for United States Federal income tax purposes, it is the “common parent” of such group.

SECTION 3.10 Investment Company Act. The Company is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.11 Credit Agreements. Schedule II is a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company or any of its Material Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $150,000,000 and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described in Schedule II.

SECTION 3.12 Hazardous Materials and Environmental Matters.

(a)    Except as would not reasonably be expected to result in a Material Adverse Effect:

(i)    the Company and each of its Material Subsidiaries have obtained all permits, licenses and other authorizations (“Permits”) required under all applicable Environmental Laws, for their respective operations, businesses and assets, and such Permits are in full force and effect and the Company and each of its Material Subsidiaries are in compliance with the terms and conditions of all such Permits;

(ii)    the Company and each of its Material Subsidiaries, and their respective operations and assets, are in compliance with all applicable Environmental Laws;

(iii)    neither the Company nor any of its Material Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental Laws, nor does the Company or any of its Material Subsidiaries have knowledge that any such notice will be received or is being threatened;

(iv)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company or any of its Material Subsidiaries, threatened, under any Environmental Law to which the Company or any of its Material Subsidiaries is or will be named as a party, nor are any of them subject to any consent decree, or consent order or other orders or judgments under any Environmental Law;

(v)    there has been no Release or threat of Release of Hazardous Materials at, on, under or from any properties or facilities currently, or to the knowledge of the Company or any of its Material Subsidiaries, formerly, owned or operated by any of them which would reasonably be expected to result in a violation of or liability under any Environmental Laws on the part of any of them; and

(vi)    neither the Company nor any of its Material Subsidiaries has contractually assumed or undertaken responsibility for any liability or obligation of any Person arising under or relating to any Environmental Laws.

(b)    Compliance Review. In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Company has reasonably concluded that, except as expressly disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

SECTION 3.13 Full Disclosure. The Company has heretofore furnished to each of the Lenders a true copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”), as filed by the Company with the Securities and Exchange Commission. Except as disclosed in writing to the Lenders specifically referencing this Section 3.13, the annual, quarterly and other periodic reports most recently delivered to the Lenders pursuant to this Section 3.13 or Section 3.02 do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. As of the Effective Date, the information included in the Beneficial Ownership Certification (if any) is true and correct in all respects.

SECTION 3.14 Anti-Terrorism Laws and Sanctions. To the extent applicable, the Company and each Material Subsidiary is in compliance, in all material respects, with (i) the Patriot Act, (ii) the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., as amended, and (iii) any sanctions administered by (a) the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority of the United States, the United Nations, the European Union or the United Kingdom, which administers legally binding economic or trade sanctions (“Sanctions”). Neither the Company nor any Material Subsidiary nor, to the knowledge of the Company, any director, officer or employee of the Company or any Material Subsidiary, is the target of any Sanctions. No proceeds of the Loans will be used by the Company or any Material Subsidiary, directly or to its knowledge indirectly, except as otherwise permitted for a Person required to comply with Sanctions, for the purpose of funding or financing any activities or business of any Person that at the time of such funding or financing is the target of any Sanctions.

SECTION 3.15 Affected Financial Institution. The Borrower is not an Affected Financial Institution.

ARTICLE IV

[Intentionally Omitted]

ARTICLE V

CONDITIONS

SECTION 5.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied:

(a)    The Administrative Agent (or its counsel) shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(i)    Executed Counterpart. From the Company, an executed counterpart of this Agreement.

(ii)    Opinion of Counsel to the Company. A favorable written opinion of (i) Debevoise & Plimpton LLP, special New York counsel for the Company and (ii) internal counsel of the Company, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance (and the Company hereby instructs such counsel to deliver such opinions to the Lenders and the Administrative Agent).

(iii)    Corporate Documents. Such documents and certificates as the Administrative Agent, the Lead Arranger or their counsel may reasonably request relating to the organization, existence and good standing of the Company and the authorization of the borrowings hereunder by the Company, each of which shall be reasonably satisfactory to the Lead Arranger in form and substance.

(iv)    Officer’s Certificate. A certificate, dated the Effective Date appropriately completed and signed by a Responsible Officer of the Borrower, in the form of Exhibit E.

(b)    Patriot Act. No later than three Business Days in advance of the Effective Date, (i) the Administrative Agent shall have received all documentation and other information reasonably requested in writing by the Administrative Agent with respect to the Company at least ten Business Days in advance of the Effective Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification in relation to the Borrower.

(c)    Fees. The Company shall have paid such fees as it shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of one legal counsel to the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and the Loans hereunder (to the extent that statements for such fees and expenses have been delivered to the Company).

The Administrative Agent shall notify in writing the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 5.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company in Article III (other than Section 3.03 and the last sentence of Section 3.02) shall be true and correct in all material respects or in all respects if the applicable representation or warranty is qualified by material adverse effect or other materiality qualifiers on and as of the date of such Borrowing;

(b)    Borrowing Request. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03; and

(c)    No Default. At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Company and the respective Borrower on the date thereof as to the matters specified in the preceding sentence

ARTICLE VI

COVENANTS OF THE COMPANY

The Company agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all accrued interest thereon and all other amounts due and payable by the Borrower hereunder:

Part A. Affirmative Covenants.

SECTION 6.01 Financial Statements. The Company shall deliver to the Administrative Agent on behalf of the Lenders (and upon receipt thereof the Administrative Agent shall promptly deliver to the Lenders):

(a)    as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated statements of earnings and cash flow of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Company which certificate shall state that said financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and its Consolidated Subsidiaries on a consolidated basis as of and for the periods presented in accordance with GAAP consistently applied;

(b)    as soon as available and in any event within 90 days after the end of each fiscal year of the Company, consolidated statements of earnings, cash flows and common shareholders’ equity of the Company and its Consolidated Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon of Deloitte & Touche LLP or any other independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present, in all material respects, the consolidated financial condition and results of operations and cash flows of the Company and its Consolidated Subsidiaries as at the end of, and for, such fiscal year;

(c)    promptly upon their becoming available, notices of the filing of all regular periodic reports which the Company shall have filed with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(d)    promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed, provided that, where any such mailed copies shall also have been filed with the Securities and Exchange Commission, the requirements of this paragraph shall be satisfied by the posting of such filings as contemplated below in the last paragraph of this Section 6.01;

(e)    promptly after the Company knows or has reason to know that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken and proposes to take with respect thereto;

(f)    prompt written notice to the Administrative Agent and each of the Lenders upon any officer of the Company becoming aware of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g)    from time to time such other information regarding the business, affairs or financial condition of the Company or any of its Material Subsidiaries (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA and any information and documentation requested for purposes of compliance with the Beneficial Ownership Regulation) as the Administrative Agent may reasonably request (on its own behalf or on behalf of any Lender).

The Company will furnish to the Administrative Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken and proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 6.08 and 6.09 as of the end of the respective quarterly fiscal period or fiscal year.

Information required to be delivered pursuant to this Section 6.01 (other than the certificate described in the preceding paragraph) shall be deemed to have been delivered in accordance with this Section 6.01 on the date on which such information has been posted (i) on the Company’s website on the Internet, (ii) at www.sec.gov or (iii) at another website identified by the Company in a notice to the Administrative Agent and accessible by the Lenders without charge.

SECTION 6.02 Litigation. The Company will promptly give to the Administrative Agent (and upon receipt thereof the Administrative Agent shall promptly give to the Lenders) notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Company or any of its Material Subsidiaries, except any proceeding which would not reasonably be expected to result in a Material Adverse Effect. Information required to be delivered pursuant to this Section 6.02 shall be deemed to have been delivered in accordance with this Section 6.02 on the date on which such information has been posted (i) on the Company’s website on the Internet, (ii) at www.sec.gov, or (iii) at another website identified by the Company in a notice to the Administrative Agent and accessible by the Lenders without charge.

SECTION 6.03 Corporate Existence, Etc.

(a)    The Company will, and will cause each of its Material Subsidiaries to, preserve and maintain its legal existence and all of its material rights, privileges and franchises (provided that nothing in this Section 6.03 shall prohibit any transaction expressly permitted under Section 6.06); comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority if failure to comply with such requirements would reasonably be expected to result in a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which material penalties attach thereto, except for (i) any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained or (ii) where the failure to so pay, discharge or otherwise satisfy such tax, assessment, charge or levy would not reasonably be expected to result in a Material Adverse Effect; maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; provided, however, that the Company or any Subsidiary of the Company may discontinue the maintenance of a property if such discontinuance is, in the opinion of the Company, desirable in the conduct of its business and is not likely to have a Material Adverse Effect; keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities; and upon reasonable advance notice, permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent.

(b)    The Company will, and will cause each of its Material Subsidiaries to, (a) comply with all applicable Environmental Laws and obtain and comply with all Permits required by applicable Environmental Laws; and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial and other corrective actions as required under any Environmental Laws unless being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect thereto in accordance with GAAP, except in each case where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(c)    The Company will conduct its business in material compliance with Anti-corruption Laws and Sanctions and will be subject to, and will cause each of its Material Subsidiaries to be subject to, policies and procedures instituted and maintained by the Company designed to promote and achieve compliance with such laws.

SECTION 6.04 Insurance. The Company will maintain, and will cause each of its Subsidiaries to maintain, insurance underwritten by financially sound and reputable insurers, or self -insurance (in accordance with normal industry practice) in such amounts and against such risks as ordinarily is carried or maintained by owners of like businesses and properties in similar circumstances.

SECTION 6.05 Use of Proceeds. The Company will use the proceeds of the Loans made to it hereunder solely for its general corporate purposes (in compliance with all applicable legal and regulatory requirements), including acquisition financing; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

Part B: Negative Covenants.

SECTION 6.06 Prohibition of Fundamental Changes. The Company will not, nor will it permit any of its Material Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not, and will not permit any of its Material Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of the business or assets of the Company and its

Material Subsidiaries (taken as a whole), whether now owned or hereafter acquired (excluding any inventory or other assets sold or disposed of in the ordinary course of business). Notwithstanding the foregoing provisions of this Section 6.06:

(a)    any Subsidiary of the Company may be merged or consolidated with or into: (i) the Company if the Company shall be the continuing or surviving corporation or (ii) any other Subsidiary;

(b)    any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other Subsidiary of the Company;

(c)    any Subsidiary of the Company may merge or consolidate with any other Person if the surviving Person is a Subsidiary of the Company; and

(d)    any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders.

SECTION 6.07 Limitation on Liens. The Company will not, nor will it permit any of its Material Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a)    Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained on the books of the Company or any of its Material Subsidiaries, as the case may be, in accordance with GAAP;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;

(c)    pledges or deposits under workers’ compensation, unemployment insurance and other social security legislation;

(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Material Subsidiaries;

(f)    Liens on assets of Persons that become Subsidiaries of the Company on or after the date of this Agreement, provided that such Liens are in existence at the time the respective Persons become Subsidiaries of the Company and were not created in anticipation thereof;

(g)    Liens upon real and/or tangible personal property acquired after the date hereof (by purchase, construction or otherwise) by the Company or any of its Material Subsidiaries, each of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of the respective property; provided in the case of clause (B) that such Lien attaches to such asset within 270 days after the acquisition or completion of construction and commencement of full operations thereof; provided further that no such Lien shall extend to or cover any property of the Company or such Material Subsidiary other than the respective property so acquired and improvements thereon;

(h)    Liens on assets consisting of a capital project and rights related thereto (“Project Assets”) securing Indebtedness incurred to finance the acquisition, construction or development of such Project Assets; provided that (x) such Indebtedness is non-recourse to any other assets; (y) the aggregate principal amount of Indebtedness secured by Liens permitted by this paragraph (h) may at no time exceed $200,000,000 and (z) such Liens attach to such Project Assets within two years after the initial acquisition or completion of construction or development of such Project Assets;

(i)    Liens upon real and/or personal property of the Company or any Material Subsidiary of the Company in favor of the United States of America or any State thereof, any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or any bonding authority (including any authority established for the issuance of industrial revenue bonds or similar instruments) to secure partial, progress, or advance or other payments pursuant to any contract or statute or to secure Indebtedness (including, but not limited to, industrial revenue bonds and similar instruments) incurred for the purpose of refinancing all or any part of the purchase price or cost of constructing or improving such property;

(j)    Liens on (i) accounts receivable and related contract rights, letters of credit, accounts and similar assets arising in connection with any securitization transaction, and (ii) promissory notes, regulatory and any other related assets in connection with any financing transaction, in each case whether denominated as sales or borrowings;

(k)    Liens granted to provide security in substitution for collateral presently securing existing Indebtedness, so long as such substitute collateral does not cover any property other than the property securing such existing Indebtedness;

(l)    Liens securing judgments up to $200,000,000 for the payment of money in an amount not resulting (whether immediately or with the passage of time) in an Event of Default under subsection (h) of Article VII;

(m)    Liens in existence on the date hereof and listed on Schedule III;

(n)    additional Liens upon property, assets or revenues created after the date hereof, provided that the aggregate outstanding Indebtedness secured thereby and incurred on and after the date hereof shall not at any time exceed 10% of Tangible Assets; and

(o)    any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property);

and provided, further, that the sale, mortgage or other transfer of timber in connection with an arrangement under which the Company or any of its Subsidiaries is obligated to cut such timber (or any portion thereof) in order to provide the transferee with a specified amount of money (however determined) shall not be deemed to create Indebtedness secured by a Lien hereunder.

SECTION 6.08 Total Debt to Total Capital Ratio. The Company will not at any time permit the ratio of Total Debt to Total Capital to exceed 0.60 to 1.

SECTION 6.09 Minimum Consolidated Net Worth. The Company will not at any time permit Consolidated Net Worth to be less than $9,000,000,000.

ARTICLE VII

EVENTS OF DEFAULT

If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a)    The Borrower shall default in the payment when due of any principal of any Loan; or the Borrower shall default in the payment when due of any interest on any Loan or any other amount payable by it hereunder and such default shall continue unremedied for five or more Business Days; or

(b)    Any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness (other than (i) Indebtedness hereunder, (ii) Project Indebtedness, or (iii) Indebtedness owed by any Material Subsidiary to the Company or a Subsidiary of the Company) of the Company or any of its Material Subsidiaries aggregating $200,000,000 or more shall occur, if the effect of such event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice) shall be required to commence a grace period or declare the occurrence of any event of default before notice of Acceleration may be delivered, such Default Notice shall have been given; or

(c)    Any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or any certificate delivered pursuant hereto) by the Borrower, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(d)    The Company shall default in the performance of any of its obligations under any of Sections 6.01(e), 6.06, 6.07, 6.08 or 6.09; or the Borrower shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of thirty days after notice thereof to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent); or

(e)    The Company or any of its Material Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f)    The Company or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g)    A proceeding or case shall be commenced, without the application or consent of the Company or any of its Material Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or such Material Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of the Company or such Material Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 or more days; or an order for relief against the Company or such Material Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

(h)    A final judgment or judgments for the payment of money in excess of $200,000,000 in the aggregate shall be rendered by a court or courts against the Company and/or any of its Material Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Company or the relevant Material Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i)    An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(j)    Any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act, as amended, it being agreed that an employee of the Company or any Consolidated Subsidiary for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a group of persons within the meaning of said Section 13 or 14 solely because such employee’s shares are held by a trustee under said plan) shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities Exchange Commission under the Exchange Act, as amended) of 35% or more of the outstanding shares of stock of the Company having by the terms thereof ordinary voting power to elect (whether immediately or ultimately) a majority of the board of directors of the Company (irrespective of whether or not at the time stock of any other class or classes of stock of the Company shall have or might have voting power by reason of the happening of any contingency); or

(k)    During any period of 24 consecutive calendar months, a majority of the board of directors of the Company shall no longer be composed of individuals (i) who were members of said board of directors on the first day of such period or (ii) whose election or nomination to said board of directors was approved by individuals referred to in clause (j) above constituting at the time of such election or nomination at least a majority of said board of directors; or

(l)    Any “Change of Control Triggering Event” (as defined in the Supplemental Indenture dated as of June 10, 2019 between the Company and The Bank of the New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon (formerly known as The Bank of New York)), as trustee, as such Supplemental Indenture is in effect on such date) shall occur;

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Article VII, (a) the Administrative Agent may and, upon request of Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time shall, by notice to the Borrower, cancel the Commitments and they shall thereupon terminate and (b) the Administrative Agent may and, upon request of Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans shall, by notice to the Borrower, declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder (including any amounts payable under Section 2.14) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Article VII, the Commitments shall automatically be canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder (including any amounts payable under Section 2.14) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Administrative Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement or applicable Requirements of Law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, subject to the consent of the Company (which consent shall not be unreasonably withheld or delayed), provided that the Company’s consent shall not be required if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent shall, on behalf of the Lenders, appoint a successor Administrative Agent, subject to the consent of the Company (which consent shall not be unreasonably withheld or delayed), provided that the Company’s consent shall not be required if an Event of Default has occurred and is continuing. If the Administrative Agent notifies the Company that no Person has accepted such appointment, then such resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e)(ii) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, subject to the consent of the Company (which consent shall not be unreasonably withheld or delayed), provided that the Company’s consent shall not be required if an Event of Default has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed and shall have accepted such appointment within 30 days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders or their Affiliates, if any, identified in this Agreement as a Lead Arranger shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of Lenders, those applicable to all Lenders as such. Without limiting the foregoing, no Lead Arranger or such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders and their Affiliates in their respective capacities as a Lead Arranger as it makes with respect to the Administrative Agent in the preceding paragraph.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arranger and their respective Affiliates, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless sub-clause (i) of the immediately preceding paragraph is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) of the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arranger and their respective Affiliates, that:

(i)    none of the Administrative Agent or the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations herein),

(iv)     the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to the Administrative Agent or the Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

Each of the Administrative Agent and the Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a)    Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)    if to the Company, to Office of the Treasurer, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197 (Telecopy No. (901) 214-1218; Telephone No. (901) 419-4740); with a copy to the Office of the General Counsel, 6400 Poplar Avenue, Memphis, TN 38197 (Telecopy No. (901) 214-0647; Telephone No. (901) 419-3817);

(ii)    if to the Administrative Agent, to Sumitomo Mitsui Banking Corporation, 277 Park Avenue, New York, NY 10172, Attn: Kristi Wu (Telecopy No. (212) 224-4501, Telephone No. (646) 521-2337, Email: kristi_wu@smbcgroup.com / agencyservices@smbcgroup.com); with a copy to Sumitomo Mitsui Banking Corporation, 277 Park Avenue, New York, NY 10172, Attn: Thomas Carroll (Telephone No. (212) 829-3657, Email: thomas_carroll@smbcgroup.com); and

(iii)    if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt; provided, if any notice or other communication is received after a recipient’s normal business hours, such notice or other communication shall be deemed received upon the opening of the next Business Day.

Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b)    Platform. The Borrower further agrees that Administrative Agent may make all information, documents and other materials that it is obligated to furnish to the Administrative Agent or the Lenders pursuant to this Agreement, including all notices, demands, communications, requests, documents, financial statements, financial and other reports, certificates and other information materials (collectively, the “Communications”) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System (the “Platform”). The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Platform, except to the extent the liability of such Person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct.

Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c)    Public/Private. The Company hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications and (ii) to Public Siders such Communications and only such Communications that the Company clearly identifies in writing as being available for communication to Public Siders (“Public Sider Communications”). The Company represents and warrants that no Public Sider Communication contains or will contain any MNPI. “Private Siders” means Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” means Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to the Company or its Affiliates’ securities or loans. “MNPI” means material non-public information (within the meaning of United States federal securities laws) with respect to the Company, its Affiliates and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any Person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Each Lender confirms that it has developed procedures to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI (“Private Sider Communications”). Accordingly, each Lender agrees that it will designate at least one individual to receive Private Sider Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Sider Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Sider Communications does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Private Sider Communications that such electing Lender does not have, and takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Sider Communications.

SECTION 9.02 Waivers; Amendments.

(a)    No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)    Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by (x) the Borrower and (y) the Required Lenders or the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i)    increase the Commitment of any Lender without the written consent of such Lender,

(ii)    reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,

(iii)    postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv)    alter the manner in which payments or prepayments of principal, interest or other amounts hereunder, or reductions of Commitments, shall be applied as among the Lenders or Types of Loans, without the written consent of each Lender affected thereby,

(v)    change any of the provisions of this Section 9.02 or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Lead Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of one primary counsel (in addition to one local counsel per jurisdiction) for the Administrative Agent and the Lead Arranger, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement or any proposed or effective amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Lead Arranger or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Lead Arranger or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 9.03, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Lead Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property or facility owned or operated by the Borrower or any of its Subsidiaries, or any liability arising under any Environmental Law related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent and the Lead Arranger under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent and the Lead Arranger such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent and the Lead Arranger, as applicable, in their respective capacities as such.

(d)    Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent of direct or actual damages that have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee or any Related Party of such Indemnitee (as determined by a court of competent jurisdiction in a final and nonappealable judgment), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof.

(e)    Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a)    Successors Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Lead Arranger, Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Lead Arranger and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders.

(i)    Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A)    the Borrower (such consent not to be unreasonably withheld; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided that no consent of the Borrower shall be required (x) for an assignment to a Lender, an Affiliate of a Lender, an Approved

Fund, or (y) if an Event of Default referred to in clause (a), (e), (f) or (g) of Article VII has occurred and is continuing; and

(B)    the Administrative Agent (such consent not to be unreasonably withheld); provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund.

(ii)    Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate (or Approved Fund) of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing,

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)    Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations theretofore held by it as a Lender, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of and subject to the obligations of Sections 2.13, 2.14, 2.15, 9.03 and 9.12). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv)    Maintenance of Register. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount and stated interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(C) of this Section 9.04 and any written consent to such assignment required by paragraph (b)(i) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Participations.

(i)    Participations Generally. Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b), that affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of and subject to the obligations under Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section 9.04. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender.

(ii)    Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender (it being understood that the documentation required under Section 2.15 shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and, to the extent the Participant Register is shown to any other party hereto, such party hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), including by facsimile or other electronic transmission, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement may be executed by way of facsimile or electronic signature, and if so, shall be considered an original; and a signed copy of this electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall notify the Borrower and the Administrative Agent promptly of any such set-off and the application of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Etc.

(a)    Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(i)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York, Borough of Manhattan (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (ii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iii) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 9.09(b)(i) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;

(ii)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender and/or the Administrative Agent, as the case may be, at the address specified in Section 9.01(a) or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto; and

(iv)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to Section 9.09(b)(i) above) shall limit the right to sue in any other jurisdiction.

SECTION 9.10 Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Treatment of Certain Information; Confidentiality.

(a)    Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section 9.12 as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b)    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or self-regulatory body (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, to any credit insurance provider or direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement,

(vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this paragraph, “Information” means all information received from the Borrower relating to the Borrower or any of its Subsidiaries (or their business) or obtained by the Administrative Agent or any Lender from a review of the books and records of the Borrower or any of its Subsidiaries, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(b) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13 USA PATRIOT Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify the Borrower that pursuant to the “know your customer” regulations and the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Administrative Agent, as applicable, to verify the identity of the Borrower. This information must be delivered to the Lenders and the Administrative Agent no later than three Business days prior to the Effective Date and thereafter promptly upon request. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.14 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary herein, each party hereto acknowledges that any liability of any party hereto that is an Affected Financial Institution arising hereunder, to the extent such liability is unsecured (all such liabilities, other than any Excluded Liability, the “Covered Liabilities”), may be subject to Write-down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of Write-Down and Conversion Powers to any Covered Liability arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-in Action on any such Covered Liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such Covered Liability;

(ii)    a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement; or

(iii)    the variation of the terms of such Covered Liability in connection with the exercise of Write-Down and Conversion Powers.

Notwithstanding anything to the contrary herein, nothing contained in this Section 9.15 shall modify or otherwise alter the rights or obligations under this Agreement with respect to any liability that is not a Covered Liability.

SECTION 9.16 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTERNATIONAL PAPER COMPANY, as the Company and the Borrower

By:	/s/ Tim Nicholls
Name: Tim S. Nicholls
Title: Senior Vice President and Chief Financial Officer

[Signature Page – Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent and individually as a Lender

By:	/s/ Michael Maguire
Name: Michael Maguire
Title: Managing Director

[Signature Page – Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

By:	/s/ Miriam Trautmann
Name: Miriam Trautmann
Title: Senior Vice President

[Signature Page – Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By:	/s/ Ade Adedeji
Name: Ade Adedeji
Title: Director

[Signature Page – Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

By:	/s/ Francois Coussot
Name: Francois Coussot
Title: Managing Director

[Signature Page – Credit Agreement]

SCHEDULE I

Commitments

Name of Lender	Commitment	Percentage

Sumitomo Mitsui Banking Corporation	$187,500,000	25%

Banco Bilbao Vizcaya Argentaria S.A., New York Branch	$187,500,000	25%

BNP Paribas	$187,500,000	25%

Credit Agricole Corporate and Investment Bank	$187,500,000	25%

Total	$750,000,000	100%

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SCHEDULE II

Material Agreements

Indentures and Related Notes
1.	Indenture, dated as of April 12, 1999, between International Paper Company and The Bank of New York, as Trustee (the “1999 Indenture”).
2.	Supplemental Indenture to the 1999 Indenture, dated as of June 4, 2008, between International Paper Company and The Bank of New York, as Trustee (the “2008 Supplement”).
3.	8.70% Notes due 2038 of International Paper Company in an aggregate principal amount of $300 million issued pursuant to the 1999 Indenture as supplemented by the 2008 Supplement.
4.	Supplemental Indenture to the 1999 Indenture, dated as of August 10, 2009, between International Paper Company and The Bank of New York Mellon, as Trustee (the “August 2009 Supplement”).
5.	7.5% Notes due 2021 of International Paper Company in an aggregate principal amount of $1 billion issued pursuant to the 1999 Indenture as supplemented by the August 2009 Supplement.
6.	Supplemental Indenture to the 1999 Indenture, dated as of December 7, 2009, between International Paper Company and The Bank of New York Mellon, as Trustee (the “December 2009 Supplement”).
7.	7.3% Notes due 2039 of International Paper Company in an aggregate principal amount of $750 million issued pursuant to the 1999 Indenture as supplemented by the December 2009 Supplement.
8.	Supplemental Indenture to the 1999 Indenture, dated as of November 16, 2011, between International Paper Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “2011 Supplement”).
9.	6.00% Notes due 2041 of International Paper Company in an aggregate principal amount of $600 million issued pursuant to the 1999 Indenture as supplemented by the 2011 Supplement.
10.	Supplemental Indenture to the 1999 Indenture, dated as of June 10, 2014, between International Paper Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “2014 Supplement”).
11.	3.65% Notes due 2024 of International Paper Company in an aggregate principal amount of $800 million issued pursuant to the 1999 Indenture as supplemented by the 2014 Supplement.
12.	4.80% Notes due 2044 of International Paper Company in an aggregate principal amount of $800 million issued pursuant to the 1999 Indenture as supplemented by the 2014 Supplement.
13.	Supplemental Indenture to the 1999 Indenture, dated as of May 26, 2015 between International Paper Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “2015 Supplement”).
14.	3.800% Notes due 2026 of International Paper Company in an aggregate principal amount of $700 million issued pursuant to the 1999 Indenture as supplemented by the 2015 Supplement
15.	5.000% Notes due 2035 of International Paper Company in an aggregate principal amount of $600 million issued pursuant to the 1999 Indenture as supplemented by the 2015 Supplement
16.	5.150% Notes due 2046 of International Paper Company in an aggregate principal amount of $700 million issued pursuant to the 1999 Indenture as supplemented by the 2015 Supplement
17.	Supplemental Indenture to the 1999 Indenture, dated as of August 11, 2016 between International Paper Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “2016 Supplement”).
18.	3.000% Notes due 2027 of International Paper Company in an aggregate principal amount of $1.100 billion issued pursuant to the 1999 Indenture as supplemented by the 2016 Supplement
19.	4.400% Notes due 2047 of International Paper Company in an aggregate principal amount of $1.200 billion issued pursuant to the 1999 Indenture as supplemented by the 2016 Supplement

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20.	Supplemental Indenture to the 1999 Indenture, dated as of August 9, 2017 between International Paper Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “2017 Supplement”).
21.	4.350% Notes due 2048 of International Paper Company in an aggregate principal amount of $1.000 billion issued pursuant to the 1999 Indenture as supplemented by the 2017 Supplement
22.	Supplemental Indenture to the 1999 Indenture, dated as of June 10, 2019 between International Paper Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “2019 Supplement”).
23.	3.550% Notes due 2029 of International Paper Company in an aggregate principal amount of $200.00 million issued pursuant to the 1999 Indenture as supplemented by the 2019 Supplement.

Bank Facilities
1.	Red Bird Accounts Receivable Financing (Up to $600 million):
a.	Second Amended and Restated Credit and Security Agreement, dated as of March 13, 2008 (as amended, most recently by Amendment No. 14 to the Second Amended and Restated Credit Agreement, dated as of December 4, 2019), among Red Bird Receivables, LLC, as Borrower, International Paper Company, as Servicer, the Conduits and Liquidity Banks from time to time party thereto, Credit Agricole Corporate and Investment Bank, as Atlantic Agent, Mizuho Bank, Ltd, as WCM Agent and as Administrative Agent (in each case, as defined therein).
b.	Receivables Sale and Contribution Agreement, dated as of March 13, 2008 (as amended, most recently by Amendment #10 to Receivables Sale and Contribution Agreement, dated as of December 1, 2017), between International Paper Company and Red Bird Receivables, LLC.
2.	5-Year Credit Agreement, dated as of December 12, 2016, among International Paper Company, as borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders.

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SCHEDULE III

Existing Liens

None.

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